Exhibit 99.1

VALENTIS ANNOUNCES SECOND QUARTER FISCAL 2004 FINANCIAL RESULTS

Burlingame, CA, February 18, 2004 - Valentis, Inc. (NASDAQ:VLTS) today announced results for its second fiscal quarter ended December 31, 2003.

Valentis reported a net loss applicable to common stockholders for the quarter ended December 31, 2003 of $2.9 million, or $0.52 per basic and diluted share, on revenue of $395,000, compared to a net loss applicable to common stockholders of $6.2 million, or $5.01 per basic and diluted share on revenue of $1.3 million for the corresponding period of the prior year. The decrease in loss reflects overall lower expenses associated with scaled-back operations and other cost cutting measures, partially offset by higher clinical trial expenses. The revenue decrease primarily reflects $1.0 million of non-recurring revenue recognized in December 2002 from a license agreement for Valentis’ GeneSwitch® gene regulation technology.

For the six months ended December 31, 2003, the Company reported revenues of $7.1 million, with net income applicable to common stockholders of $544,000, or $0.10 per basic and diluted share compared to a net loss applicable to common stockholders of $11.8 million, or $9.64 per basic and diluted share on revenue of approximately $1.6 million for the corresponding period of the prior year. The net income for the six months ended December 31, 2003 primarily reflects the recognition of $6.5 million of non-recurring revenue in July 2003 from a license and settlement agreement with ALZA Corporation and overall lower expenses associated with scaled-back operations and other cost cutting measures, partially offset by higher clinical trial expenses.

In December 2003 and the first calendar quarter of 2004, we sold and issued, in a private placement to certain investors, a total of 4,878,049 shares of our common stock at a purchase price of $2.05 per share along with warrants, exercisable for a five-year period, to purchase an additional 1,951,220 shares of our common stock at an exercise price of $3.00 per share. Aggregated proceeds to Valentis, net of issuance costs of approximately $600,000, were approximately $9.4 million, of which $4.9 million was received in December 2003 and $4.5 million was received in the first calendar quarter of 2004.

On December 31, 2003, Valentis had $10.1 million in cash and cash equivalents compared to $3.3 million on June 30, 2003. The increase of $6.8 million in cash and cash equivalents relates primarily to the $4.9 million of net proceeds received in December 2003 from the private placement and the $6.5 million license fee received from ALZA Corporation in July 2003, partially offset by funding of ongoing operations.

Research and development expenses decreased approximately $204,000 to approximately $2.4 million for the quarter ended December 31, 2003, compared to approximately $2.6 million for the corresponding period in 2002. For the six months ended December 31, 2003, research and development expenses decreased approximately $845,000 to approximately $4.7 million, compared to approximately $5.5 million for the corresponding period in 2002.  The decreases were attributable to staff reductions in October 2002, offset in part by increased clinical trial expenses for the Del-1 PAD Phase II clinical trial, which was initiated in July 2003.

General and administrative expenses decreased approximately $2.2 million to approximately $874,000 for the quarter ended December 31 2003, compared to approximately $3.1 million for the corresponding period in 2002. For the six months ended December 31, 2003, general and administrative expenses decreased approximately $3.6 million to approximately $1.9 million, compared to approximately $5.5 million for the corresponding period in 2002. The decreases were attributable primarily to staff reductions in October 2002 and the decrease of professional fees incurred.

Conference Call and Webcast

Valentis’ quarterly earnings conference call is scheduled to begin on Thursday, February 19, 2004 at 4:30 p.m. EDT. Investors may participate by webcast at http://www.firstcallevents.com/service/ajwz400565467gf12.html or by calling 877-424-9037 (domestic) or 706-679-4743 (international). A recorded copy of the conference call will be available on our website by Friday, February 20, 2004.

About Valentis

Valentis is creating innovative cardiovascular therapeutics. The company begins its product development at the stage of a validated target and applies its expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Valentis’ actual results include the need for additional capital, the early stage of product development, uncertainties related to clinical trials, and uncertainties related to patent position. Further, there can be no assurance that Valentis will be able to develop commercially viable gene based therapeutics, that any of the company’s programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the companies’ operations and business environments. These risks and uncertainties are described more fully in the Valentis Annual Report on Form 10-K, as amended, for the period ended June 30, 2003 and Quarterly Report on Form 10-Q for the period ended December 31, 2003, as filed with the Securities and Exchange Commission.  Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Valentis, Inc.

Selected Condensed Consolidated Financial Data

Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31,		Six months ended December 31,

2003

2002

2003

2002

	(unaudited)		(unaudited)
License and other revenue	$395	$1,256	$7,104	$1,595
Total revenue	395	1,256	7,104	1,595

Operating expenses:
Research and development	2,428	2,632	4,686	5,531
General and administrative	874	3,118	1,856	5,483
Restructuring charge	—	832	—	832
Total operating expenses	3,302	6,582	6,542	11,846

Income (loss) from operations	(2,907)	(5,326)	562	(10,251)

Interest income	11	29	27	87
Interest expense and other, net	—	166	(45)	381
Net income (loss)	(2,896)	(5,131)	544	(9,783)

Deemed dividend	—	(644)	—	(1,288)
Dividends on convertible preferred stock	—	(385)	—	(770)
Net income (loss) applicable to common stockholders	$(2,896)	$(6,160)	$544	$(11,841)

Income (loss) per share applicable to common stockholders
Basic	$(0.52)	$(5.01)	$0.10	$(9.64)
Diluted	$(0.52)	$(5.01)	$0.10	$(9.64)

Weighted-average shares used in computing income (loss) per common share
Basic	5,622	1,229	5,588	1,228
Diluted	5,622	1,229	5,708	1,228

Condensed Balance Sheets

(in thousands)

	December 31, 2003	June 30, 2003
	(unaudited)	(*)
Assets
Cash and cash equivalents	$10,117	$3,290
Other current assets	740	829
Total current assets	10,857	4,119
Property and equipment, net	787	1,511
Goodwill and other assets, net	448	448
	$12,092	$6,078
Liabilities and stockholders’ equity
Accounts payable, accrued liabilities and current portion of long-term debt	$3,342	$3,314
Deferred revenue	100	175
Stockholders’ equity	8,650	2,589
	$12,092	$6,078

*  Derived from audited financial statements